Exhibit (a)(1)(G)

Form of Reminder E-mail – Dates may change if expiration date of Offer is extended

Please read this important message. Please act on it before the deadline.

•	The NetSuite Inc. Stock Option Exchange is scheduled to close on June 19, 2009 at 9:00 p.m., PT, unless we extend it. We have no current plans to extend it.

•

Please ensure that you have submitted your elections prior to that time. You can change your elections anytime you want until the exchange is closed. You will not be able to exchange your options after the offer is closed.

•	Election forms, documents, and instructions are available on the Offer website at https://netsuite-exchange.equitybenefits.com.

•	If you are not able to submit your Election Form electronically via the Offer website you may submit them in hard copy (via facsimile or by hand delivery) by 9:00 p.m., PT on June 19, 2009 to:

Benedikte Ytting

NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, California 94403

Fax: (650) 539-5842

If you have questions, please contact your local Human Resources Representative at the appropriate e-mail address below:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) the Instructions Forming Part of the Terms and Conditions of the Offer; and (4) the Agreement to Terms of Election. You may access these documents on the Offer website at https://netsuite-exchange.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.